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                                                                EXHIBIT 10.b


                        CORPORATE SERVICES AGREEMENT


     This Agreement is made as of January 1, 1987 between Masco Corporation, a Delaware corporation ("Masco"), and Masco Industries, Inc., a Delaware corporation ("Industries").

     WHEREAS, Masco and Industries desire to amend and restate that certain Corporate Services Agreement between them dated as of May 1, 1984 (the "1984 Corporate Services Agreement"); and

     WHEREAS, Masco and Industries desire to terminate that certain Corporate Services Agreement dated as of July 1, 1985 (the "1985 Corporate Services Agreement") between Masco's wholly-owned subsidiary Masco Building Products Corp., a Delaware corporation ("MBPC"), and NI Industries, Inc. a Delaware corporation and currently an indirect wholly-owned subsidiary of Industries ("NI"); and

     WHEREAS, Industries desires that Masco provide, and Masco is willing to provide, either directly or through its subsidiaries, certain services and facilities on the terms and conditions hereinafter set forth; and

     WHEREAS, Masco desires that Industries provide, and Industries is willing to provide, either directly or through NI, certain facilities on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree to amend and restate the 1984 Corporate Services Agreement and take certain other action as follows:

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     1.   Masco shall provide to Industries and its subsidiaries corporate support staff and administrative services of those personnel which Masco maintains internally for its own officers, operating executives and business operations and which Masco has heretofore provided to Industries' headquarters and businesses pursuant to the 1984 Corporate Services Agreement, such as accounting, legal, treasury, tax, corporate development, data processing, research and development and human resources, provided that Masco shall not be obligated to provide any services which would be in contravention of law. Masco shall furnish such services at the reasonable request of Industries, provided that Masco shall not be required to disrupt the provisions of services for its own business purposes and shall not be obligated to retain additional employees in order to accommodate Industries' requirements for services other than in the ordinary course of business. In addition, Masco shall provide to Industries headquarters office space and data processing equipment in Masco's corporate office in Taylor, Michigan.

     2. Industries shall provide to MBPC headquarters office space at the corporate offices of NI in Long Beach, California, as heretofore provided pursuant to the 1985 Corporate Services Agreement.

     3. Industries will pay Masco a fee for the services and office space provided under Section 1 hereof, irrespective of Industries' or its subsidiaries' actual use thereof, equal to eight tenths of one percent of Industries' consolidated annual net sales (pro rated for any partial year), as shown in Industries' annual audited financial statements, less (in consideration of the facilities provided by Industries to MBPC pursuant to
Section 2 hereof) the real estate related costs incurred by NI to maintain headquarters office space for MBPC in NI's Long Beach, California headquarters, including, but not limited to, depreciation expense, maintenance, repairs and taxes related to such

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facility.  Such fee shall be payable monthly in arrears within 30 days of the end of each month, based upon Industries' consolidated unaudited net sales for each month, with such timely adjustment as may be required following the preparation of such audited financial statements. Industries shall be responsible for the payment of fees and expenses for services rendered by third parties retained by Masco on behalf of Industries and its subsidiaries. In addition, Industries shall pay for material utilized and purchased components in research and development projects, in accordance with Masco's customary practice. The parties recognize that Industries may, in the future, hire certain support and administrative staff to be employed solely by Industries and incur other expenses for equipment, services or space, and to the extent any such support and administrative staff are employed by Industries or such expenses are incurred, Masco shall review the resulting cost savings, if any, to Masco in providing support staff and administrative services, equipment and headquarters office space hereunder and if, in Masco's good faith judgment, such a cost savings has resulted, Masco shall reflect such savings by a corresponding reduction in the subsequent fees to be paid hereunder.

     4. Additional services, facilities and other items made available by Masco to its operating units which are not covered by the base fee will similarly be made available to Industries except if the provision of such services, facilities and other items would be in contravention of law. The charges for additional services, facilities and other items shall be determined form time to time by Masco, but Industries shall have no obligation to purchase or use any such additional services, facilities or other times.



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     5.   The term of this agreement shall be from the date hereof through
December 31, 1988. The term shall be extended automatically for a period of one year each January 1 thereafter, provided that Masco may give notice of non-renewal not less than 90 days prior to any such January 1. This Agreement may be terminated by Industries at any time, without cause, on 90 days written notice, provided that such termination shall not relieve Industries of its obligations accruing hereunder through the effective date of such termination.

     6. In providing services, equipment and facilities hereunder, Masco and Industries shall each have a duty to act, and to cause their respective employees to act, in a reasonable and prudent manner. Subject to the provisions of the Research and Development Undertaking attached as Annex A hereto, neither Masco or its subsidiaries, nor any officer, Director, employee or agent of Masco or its subsidiaries, nor Industries or its subsidiaries, nor any officer, director, employee or agent of Industries or its subsidiaries, shall be liable for any loss incurred in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance or bad faith.

     7. The selection of Masco employees to provide services hereunder shall be determined by Masco and such employees shall be the employees of Masco. All work performed hereunder by Masco shall be performed by Masco as an independent contractor.

     8. Masco and Industries shall take reasonable measures to keep confidential all information concerning the other which is acquired in the course of performing services hereunder and which is of a nature customarily considered to be confidential by them. Research and development services provided by Masco shall be subject to the additional provisions set forth in Annex A hereto.

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     9.   This Agreement shall not be assigned by Industries without the express written consent of Masco, except for an assignment by Industries to a successor to substantially all of its business.

     10.  The 1985 Corporate Services Agreement is hereby terminated.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MASCO CORPORATION                        MASCO INDUSTRIES, INC.

By/s/Richard G. Mosteller                By/s/Erwin H. Billig
  -----------------------------            ---------------------------------
     Senior Vice President -                President
     Finance


The termination of the 1985 Corporate Services Agreement is accepted and agreed to as of the day and year first above written.

NI INDUSTRIES, INC.

By/s/James Shaffer
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                              January 22, 1998

Masco Corporation
21001 Van Born Road
Taylor, Michigan 48180

Gentlemen:

     As you are aware, MascoTech, Inc. completed its acquisition of TriMas Corporation on Thursday, January 22, 1998 (the "Effective Date"). This will confirm our agreement that the Corporate Services Agreement, dated as of December 27, 1988, between Masco Corporation ("Masco") and TriMas Corporation (the "TriMas Corporate Services Agreement"), is terminated effective as of the end of business on the Effective Date, except with respect to rights and obligations of the parties thereto which have accrued as a result of services rendered thereunder prior to the Effective Date. Furthermore, Masco agrees that the period for which a fee is payable under the TriMas Corporate Services Agreement will terminate on the earlier of (i) the Effective Date, or (ii) the date immediately preceding the date that the consolidated net sales of TriMas are included in the consolidated net sales of MascoTech, Inc. After such date, Masco will be compensated for work performed for the TriMas companies under Masco's Corporate Services Agreement with MascoTech (the "MascoTech Corporate Services Agreement"). Finally, Masco agrees that, in calculating the fee payable under the MascoTech Corporate Services Agreement, MascoTech is entitled to the credits that were historically permitted to TriMas under the TriMas Corporate Services Agreement of up to $250,000 per year for occupancy costs at TriMas' Ann Arbor headquarters (consisting of rent, utilities, maintenance and property taxes), office supplies and postage costs at TriMas' Ann Arbor headquarters and the credit historically provided for the Norris management services that had been discontinued by you when Masco Building Products shut down its operations.

     If the foregoing is your understanding of our Agreement, please acknowledge by signing below on the attached copy of this letter, and returning same to the undersigned.

                                   Very truly yours,

                                   MASCOTECH, INC.


                                   By/s/David B. Liner
                                     --------------------------

The foregoing is acknowledged
and agreed to:

MASCO CORPORATION

By/s/John R. Leekley
  -------------------------